UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2013

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Florida	000-30392	13-4172059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Progress Drive

Montgomeryville, PA  18936

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 695-4142 and (215) 699-0730

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 7, 2013, ESW CleanTech, Inc., a Delaware corporation and subsidiary of Environmental Solutions Worldwide, Inc. (“CleanTech”), entered into a commercial real estate lease (the “Lease”) with Trepte Industrial Park, Ltd., a California limited partnership (the “Lessor”), pursuant to which CleanTech will be leasing approximately 18,000 square feet of commercial property located in San Diego, California, from the Lessor to be used primarily for housing CleanTech’s manufacturing and diesel particulate filter cleaning operations.

The Lease provides for a 37-month lease term (commencing on July 1, 2013), subject to CleanTech’s option to extend the lease term for two additional 36-month periods.  The current base rent under the Lease is $15,300 per month.  Concurrently with the signing of the Lease and pursuant to the terms thereof, CleanTech paid to the Lessor an amount equal to $155,600, which amount reflects the first month’s base rent, the security deposit, the funding required for improvements done by the Lessor at CleanTech’s request (“Work Funding”), and pre-paid rent.  The amounts of Work Funding and pre-paid rent advanced by CleanTech will be credited against monthly base rent payable by CleanTech beginning in January 2014 and each month thereafter, provided that CleanTech shall not have defaulted under the Lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. (Registrant)

Date: June 12, 2013	By:	/s/ Praveen Nair
Praveen Nair Chief Financial Officer